Exhibit 99.1

Contact: Yvonne Gill
October 20, 2011	570-724-0247
yvonneg@cnbankpa.com

CITIZENS & NORTHERN CORPORATION DECLARES DIVIDEND

FOR IMMEDIATE RELEASE

WELLSBORO, PA - Directors of Citizens & Northern Corporation, parent company of Citizens & Northern Bank, have declared a regular quarterly cash dividend of $0.16 per share. The record date is November 1, 2011 and it is payable on November 14, 2011 to shareholders of record.  The amount is increased from the previous dividend of $0.15 per share, which was paid in August, 2011, and is the seventh consecutive quarterly increase in the dividend.

Declaration of the dividend was made at the October 20, 2011 meeting of the C&N Board of Directors.

 Citizens & Northern Corporation is the parent company of Citizens & Northern Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Bradford, Cameron, Lycoming, Potter, McKean, Steuben, Sullivan and Tioga Counties. C&N can be found on the worldwide web at www.cnbankpa.com. The Corporation’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.